Exhibit 99

RPC, Inc. Reports First Quarter 2015 Financial Results

ATLANTA, April 29, 2015 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the first quarter ended March 31, 2015.  RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended March 31, 2015 revenues decreased 19.0 percent to $406.3 million compared to $501.7 million in the first quarter of last year.  Revenues decreased compared to the prior year due to lower activity levels and pricing in our major service lines.  Operating profit for the quarter was $6.2 million compared to operating profit of $65.2 million in the prior year.  Net income for the quarter was $7.5 million or $0.04 diluted earnings per share, compared to $39.4 million or $0.18 diluted earnings per share last year.  Earnings before interest, taxes, depreciation and amortization (EBITDA) decreased by 35.5 percent to $77.9 million compared to $120.8 million in the prior year. 1

Cost of revenues during the first quarter of 2015 was $292.4 million, or 72.0 percent of revenues, compared to $330.0 million, or 65.8 percent of revenues during the first quarter of last year. Cost of revenues decreased due to lower costs resulting from lower activity levels, reduced incentive compensation, and price reductions from suppliers, partially offset by the impact of a change in accounting estimate related to component replacements. During the three months ended March 31, 2015, cost of components installed as replacement parts totaling approximately $7.9 million have been charged to cost of revenues, as a result of this change in accounting estimate, rather than being capitalized. As a percentage of revenues, cost of revenues increased compared to the prior year due to significantly lower pricing for our services and cost inefficiencies resulting from lower activity levels.

Selling, general and administrative expenses were $42.6 million in the first quarter of 2015 compared to $48.7 million in the first quarter of 2014.  These expenses decreased due to lower total employment costs, including incentive compensation, and other expenses which vary with activity levels, such as bad debt expense.  As a percentage of revenues, these costs increased to 10.5 percent in the first quarter of 2015 compared to 9.7 percent in the first quarter of 2014 primarily due to the relatively fixed nature of these costs during the short term.  Depreciation and amortization increased to $66.0 million during the quarter compared to $55.5 million in the first quarter of the prior year due to capital expenditures placed in service during the previous four quarters.  Interest expense during the first quarter of 2015 was $691 thousand, an increase compared to $337 thousand during the first quarter of the prior year.  Interest expense increased during the first quarter as compared to the prior year due to a higher average balance on our syndicated credit facility.

RPC’s gain on disposition of assets was $958 thousand during the first quarter of 2015, compared to a loss of $2.2 million in the first quarter of 2014. This shift resulted from a change in accounting estimate during the current quarter in which the cost of certain pressure pumping components was recorded as cost of revenues upon installation, rather than being capitalized. The net impact of this change in accounting estimate on operating income during the quarter was not material; however, loss on dispositions and depreciation decreased due to this change in accounting estimate. RPC’s effective tax rate during the first quarter of 2015 was 33.0 percent, a decrease compared to 39.4 percent during the first quarter of 2014.

1 EBITDA is a financial measure which does not conform to generally accepted accounting principles (GAAP).  Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

1st Quarter 2015 Earnings Release

Discussion of Sequential Quarterly Financial Results

RPC’s revenues for the quarter ended March 31, 2015 decreased by $225.9 million or 35.7 percent compared to the fourth quarter of 2014.  Revenues decreased due to lower activity levels and pricing for our services, partially offset by increased service intensity in pressure pumping and a larger fleet of equipment in this service line.  Cost of revenues during the first quarter decreased by $98.0 million or 25.1 percent due to lower activity levels and RPC’s cost management efforts during the quarter, partially offset by the impact of component replacements as discussed above.  Cost of revenues as a percentage of revenues increased from 61.8 percent in the fourth quarter of 2014 to 72.0 percent in the first quarter of 2015 due to significantly lower pricing for our services.  Selling, general and administrative expenses during the first quarter of 2015 decreased by $8.3 million, or 16.3 percent, compared to the fourth quarter. Operating profit decreased by $118.9 million compared to the fourth quarter of 2014.  Income before income taxes declined by $113.6 million compared to the fourth quarter.  Net income declined by $70.1 million in the first quarter of 2015 compared to the fourth quarter of 2014, and diluted earnings per share declined from $0.36 in the fourth quarter of 2014 to $0.04 in the first quarter of 2015.

Management Commentary

“RPC’s financial results during the first quarter of 2015 reflect the steep and sudden decline in the industry activity levels that we have experienced since the beginning of the year,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer. “During the first quarter of 2015 our customers reacted quickly and meaningfully to the declining price of oil and the general market sentiment that the global oil market is oversupplied in the near term.  Declines in pricing for our services have accompanied declining activity levels, commensurate with the oversupply of equipment and service capacity in the current operating environment.  The first quarter’s industry metrics illustrate the tremendous decline that our industry has undergone during the past few months.  The average U.S. domestic rig count during the first quarter was 1,403, a decrease of 21.1 percent compared to the same period in 2014, and a decrease of 26.7 percent compared to the fourth quarter of 2014.  The average price of natural gas was $2.82 per Mcf, a 42.0 percent decrease compared to the prior year, and a 24.6 percent decrease compared to the fourth quarter of 2014.  The average price of oil during the quarter was $48.99 per barrel, a 49.7 percent decrease compared to the prior year and a 33.2 percent decrease compared to the fourth quarter of 2014.  The unconventional rig count declined by 14.8 percent compared to the prior year and 24.0 percent sequentially.  These relatively lower declines in the unconventional rig count resulted in increasingly service-intensive activity levels during the quarter.

“During the first quarter we undertook a number cost control efforts designed to align our cost structure with current industry pricing and activity levels.  These efforts benefited our financial results, and we anticipate that the impact of these efforts, as well as additional steps undertaken late in the first quarter, will continue to have a positive impact in the near term.  We experienced tremendous reductions in pricing for our services during the first quarter as our customers demanded lower completion costs in order to finalize projects during this period of low oil prices.  We are attempting to manage our costs as well in order to provide services in a way that meets our long-term financial return thresholds and maintain a strong balance sheet.  RPC’s suppliers have cooperated by reducing their costs in this operating environment, and we have taken a number of measures internally to reduce our costs and manage working capital.  We have also taken the difficult step of making headcount reductions.

1st Quarter 2015 Earnings Release

“In this time of declining activity levels, we are pleased to report that our working capital requirements are declining.  Capital expenditures during the first quarter were $103.5 million, the majority of which was used to fund the final deliveries of our pressure pumping expansion undertaken in 2014.  In spite of this large amount of capital expenditures in the first quarter, the balance on our syndicated credit facility declined by $68.9 million since the end of 2014 as we expected,” concluded Hubbell.

Summary of Segment Operating Performance

RPC’s business segments are Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well.  These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues.  The Technical Services segment includes pressure pumping, coiled tubing, hydraulic workover services, nitrogen, downhole tools, surface pressure control equipment, well control, and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations.  The equipment and services offered include rental of drill pipe and related tools, pipe handling, inspection and storage services and oilfield training services.

Technical Services revenues decreased 19.0 percent for the quarter compared to the prior year due to lower activity levels and pricing as compared to the prior year, partially offset by increasing service intensity and a larger fleet of equipment in our pressure pumping service line, which is the largest service line within Technical Services.  Support Services revenues decreased by 18.8 percent during the quarter compared to the prior year due principally to lower pricing and activity levels in the rental tool service line, which is the largest service line within this segment.  Operating profit in both Technical and Support Services decreased due to lower revenues and lower utilization of personnel and equipment.

1st Quarter 2015 Earnings Release

(in thousands)	Three Months Ended March 31,
	2015	2014

Revenues:
Technical services	$378,093	$466,970
Support services	28,177	34,722
Total revenues	$406,270	$501,692
Operating Profit:
Technical services	$5,862	$64,896
Support services	3,907	7,457
Corporate expenses	(4,557)	(4,889)
Gain (Loss) on disposition of assets, net	958	(2,232)
Total operating profit	$6,170	$65,232
Interest Expense	(691)	(337)
Interest Income	6	4
Other Income, net	5,789	80

Income before income taxes	$11,274	$64,979

RPC, Inc. will hold a conference call today, April 29, 2015 at 9:00 a.m. ET to discuss the results of the first quarter.  Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at www.rpc.net.  The live conference call can also be accessed by calling (888) 395-3227 or (719) 325-2402 and using the access code #2256979.  For those not able to attend the live conference call, a replay will be available in the investor relations section of RPC, Inc.’s website (www.rpc.net) beginning approximately two hours after the call.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets.  RPC’s investor website can be found at www.rpc.net.

1st Quarter 2015 Earnings Release

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements that look forward in time or express management’s beliefs, expectations or hopes.  In particular, such statements include, without limitation, RPC’s expectations about the continued impact of the cost reduction efforts that we undertook during the first quarter of 2015 and our plans to manage our costs in order to provide services in a way that meets our long-term financial return thresholds and maintains a strong balance sheet.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include changes in general global business and economic conditions; credit risks associated with collections of our accounts receivable from customers experiencing challenging business conditions; drilling activity and rig count; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations if we are unable to comply with regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; the impact of the level of unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services; the actions of the OPEC cartel, the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity; adverse weather conditions in oil or gas producing regions, including the Gulf of Mexico; competition in the oil and gas industry; an inability to implement price increases; risks of international operations; and our reliance upon large customers.  Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in RPC’s Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2014.

For information about RPC, Inc., please contact:
Ben M. Palmer
Chief Financial Officer
(404) 321-2140
irdept@rpc.net
Jim Landers
Vice President, Corporate Finance
(404) 321-2162
jlanders@rpc.net

1st Quarter 2015 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended, (Unaudited)	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
REVENUES	$406,270	$632,206	$501,692
COSTS AND EXPENSES:
Cost of revenues	292,445	390,486	330,015
Selling, general and administrative expenses	42,637	50,951	48,708
Depreciation and amortization	65,976	61,572	55,505
(Gain) loss on disposition of assets, net	(958)	4,151	2,232
Operating profit	6,170	125,046	65,232
Interest expense	(691)	(589)	(337)
Interest income	6	5	4
Other income, net	5,789	371	80
Income before income taxes	11,274	124,833	64,979
Income tax provision	3,726	47,196	25,591
NET INCOME	$7,548	$77,637	$39,388

EARNINGS PER SHARE
Basic	$0.04	$0.36	$0.18
Diluted	$0.04	$0.36	$0.18

AVERAGE SHARES OUTSTANDING
Basic	213,492	213,761	215,175
Diluted	213,585	214,519	216,214

1st Quarter 2015 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At March 31, (Unaudited)	(In thousands)
	2015	2014
ASSETS
Cash and cash equivalents	$15,476	$44,293
Accounts receivable, net	430,612	467,978
Inventories	153,698	135,727
Deferred income taxes	8,470	12,502
Income taxes receivable	14,512	2,099
Prepaid expenses	8,507	8,538
Other current assets	2,958	1,691
Total current assets	634,233	672,828
Property, plant and equipment, net	857,632	707,774
Goodwill	32,150	32,150
Other assets	25,965	21,543
Total assets	$1,549,980	$1,434,295

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$91,349	$141,398
Accrued payroll and related expenses	27,625	30,439
Accrued insurance expenses	6,494	6,374
Accrued state, local and other taxes	5,980	6,505
Income taxes payable	1,727	6,593
Other accrued expenses	384	1,230
Total current liabilities	133,559	192,539
Long-term accrued insurance expenses	10,868	11,183
Notes payable to banks	155,600	80,800
Long-term pension liabilities	34,561	22,229
Other long-term liabilities	15,523	7,902
Deferred income taxes	137,774	141,330
Total liabilities	487,885	455,983
Common stock	21,707	21,884
Capital in excess of par value	-	-
Retained earnings	1,059,105	966,966
Accumulated other comprehensive loss	(18,717)	(10,538)
Total stockholders’ equity	1,062,095	978,312
Total liabilities and stockholders’ equity	$1,549,980	$1,434,295

1st Quarter 2015 Earnings Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today’s earnings release, and anticipates using EBITDA in today’s earnings conference call.  EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with U.S. GAAP.  RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility. A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure.  This reconciliation also appears on RPC’s investor website, which can be found on the Internet at www.rpc.net.

Periods ended, (Unaudited)	Three Months Ended
(in thousands except per share data)	March 31, 2015	December 31, 2014	March 31, 2014

Reconciliation of Net Income to EBITDA
Net Income	$7,548	$77,637	$39,388
Add:
Income tax provision	3,726	47,196	25,591
Interest expense	691	589	337
Depreciation and amortization	65,976	61,572	55,505
Less:
Interest income	6	5	4
EBITDA	$77,935	$186,989	$120,817

EBITDA PER SHARE
Basic	$0.37	$0.87	$0.56
Diluted	$0.36	$0.87	$0.56